Exhibit 99.1

IMMEDIATE RELEASE

PMFG, Inc. (parent of Peerless Mfg. Co.) Reports First Quarter Fiscal Year 2013 Financial Results

Dallas, Texas – November 8, 2012 – PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the first quarter ended September 29, 2012.

First Quarter Fiscal Year 2013 Compared to First Quarter Fiscal Year 2012

Revenue in the first quarter of fiscal 2013 increased $3.9 million or 13.4% to $33.0 million from increased international demand for products within the Process Products segment, as well as the overlap of the acquisition of Burgess-Manning GmbH completed in November 2011.

Gross profit increased in the current quarter by $2.7 million or 30.8% to $11.4 million attributed in part to the higher revenue. Gross margin increased as a percent of revenue from 29.9% to 34.5% on a change in product and geographic mix, as well as an increased focus on managing manufacturing costs. The closure of one of the Company’s domestic manufacturing facilities earlier in 2012 contributed to the improvement in manufacturing costs.

Operating expenses increased $1.1 million or 10.9% in the current quarter, of which $0.8 million resulted from the write-off of a customer receivable balance.

Interest expense declined 75.4% in the current quarter to $0.1 million on lower average balances outstanding. In the current quarter, the Company recorded a loss on extinguishment of debt totaling $0.3 million. Foreign exchange losses recognized in the quarter totaled $0.1 million compared to a $0.5 million loss in the prior quarter.

The net loss attributable to PMFG, Inc. common stockholders was $0.3 million, or ($0.01) per diluted share in the current quarter compared to a loss of $1.2 million or ($0.07) per diluted share in the prior year quarter.

Reporting Segments

Process Products segment revenue increased $4.5 million or 18.5% to $28.7 million compared to $24.2 million in the prior year quarter. The segment benefited from the overlap of the acquisition of Burgess-Manning GmbH completed in November 2011. Operating income increased $2.0 million or 60.5% to $5.4 million compared to $3.4 million in the prior year. The increase in operating income is attributed primarily to increased revenue and changes in product and geographic mix this quarter compared to the same quarter in the prior year.

The Environmental Systems segment revenue decreased $0.6 million or 12.2% to $4.3 million compared to $4.9 million in the prior year quarter. The decline in revenue is attributed to the low level of bookings in early fiscal 2012, as well as the dampened demand for SCR equipment in the United States. Operating income increased $0.1 million to $0.6 million compared to $0.5 million in the prior year. The increase in operating income is attributed primarily to a lower selling and engineering costs relative to revenue.

Financial Condition and Cash Flows

At September 29, 2012, the Company reported $60.1 million of cash and cash equivalents, excluding $8.1 million of cash and cash equivalents which is restricted as security for outstanding letters of credit, total assets of $186.7 million, net working capital of $77.5 million and a current ratio of 2.6 to 1.0.

Unrestricted cash and cash equivalents increased $7.8 million during the first quarter fiscal 2013 compared to an increase of $3.2 million in the first quarter fiscal 2012, attributed in part to an improvement in collection of accounts receivable. For fiscal year 2013, cash flows included $9.2 million provided by operating activities, ($0.5) million used in investing activities, ($0.6) million used in financing activities and ($0.3) million effect of exchange rate changes on cash.

Peter J. Burlage, Chief Executive Officer

Peter Burlage, President and Chief Executive Officer of PMFG stated, “Our first quarter results were highlighted by increased year over year revenue and contribution margin from our Process Products segment. Demand drivers for energy infrastructure needs remain intact, and we are optimistic about medium to long-term infrastructure investment opportunities. Our Environmental Systems segment recorded flat year over year net bookings and will continue to be challenging throughout the fiscal year as we experience dampened demand for SCR equipment in the United States.

“On a global basis, we continue to benefit from increased demand for Process Product systems, although we are seeing a slowing in the decision by customers to release capital projects to production. We are experiencing longer sales cycle times, most notably in the time between contract award and purchase order receipt, as well as longer time spans between purchase order receipt and the customer release of the project to move into manufacturing.

“We are seeing positive indications that the global demand for nuclear energy is poised to move forward. In China, the newly positioned government officials recently signed the acceptability of safety measures in the plant designs. This is an important step forward in restarting construction projects halted following the events in Fukushima. In the United States and in Europe, we are in active discussions with customers regarding the reduction of the manufacturing cycle in order to meet their accelerated delivery timetables for replacement steam dryers.”

Conference Call

Peter Burlage, President and Chief Executive Officer, and Ron McCrummen, Chief Financial Officer, will discuss the Company’s results for the first quarter ended September 29, 2012, during a conference call scheduled for Thursday, November 8, 2012, at 8:30 a.m. EST.

Stockholders and other interested parties may participate in the conference call by dialing +1 866.362.4831 (domestic) or +1 617.597.5347 (international) and entering access code 84300438, a few minutes before 8:30 a.m. EST on November 8, 2012. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit “Event Calendar” in the “Investor Relations” portion of the PMFG, Inc. website at www.peerlessmfg.com.

A replay of the conference call will be accessible two hours after its completion through November 15, 2012 by dialing +1 888.286.8010 (domestic) or +1 617.801.6888 (international) and entering access code 88164553. The call also will be archived for 30 days at www.peerlessmfg.com.

About PMFG

We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for natural gas infrastructure, power generation and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; the Company’s ability to achieve financial and nonfinancial covenants and requirements of our debt agreements; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Peter J. Burlage, Chief Executive Officer

Mr. Ronald L. McCrummen, Chief Financial Officer

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Phone: (214) 353-5545

Fax: (214) 351-4172

www.peerlessmfg.com

or

Kevin McGrath

Cameron Associates

(212) 245-4577

Kevin@cameronassoc.com

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three Months Ended September 29,			Three Months Ended October 1,
	2012			2011
	GAAP	Adjustments(a)	Non-GAAP	GAAP	Adjustments	Non-GAAP
Operating Results
Revenues	$32,977	$—	$32,977	$29,088	$—	$29,088
Cost of goods sold	21,585	—	21,585	20,380	—	20,380

Gross profit	11,392	—	11,392	8,708	—	8,708
Operating expenses	10,932	—	10,932	9,855	—	9,855

Operating income (loss)	460	—	460	(1,147)	—	(1,147)
Other income (expense):
Interest income	10	—	10	10	—	10
Interest expense	(105)	—	(105)	(427)	—	(427)
Loss on extinguishment of debt	(291)	291	—	—	—	—
Foreign exchange loss	(82)	—	(82)	(458)	—	(458)
Other income	1	—	1	21	—	21

Income (loss) before income taxes	(7)	291	284	(2,001)	—	(2,001)
Income tax (expense) benefit	1	(99)	(98)	831	—	831

Net earnings (loss)	$(6)	$192	$186	$(1,170)	$—	$(1,170)

Less net earnings (loss) attributable to noncontrolling interest	305	—	305	(19)	—	(19)

Net earnings (loss) attributible to PMFG	$(311)	$192	$(119)	$(1,151)	$—	$(1,151)

Earnings (loss) applicable to PMFG common stockholders	$(311)	$192	$(119)	$(1,151)	$—	$(1,151)

Basic loss per share	$(0.01)		$(0.01)	$(0.07)		$(0.07)
Diluted loss per share	$(0.01)		$(0.01)	$(0.07)		$(0.07)

Weighted-average shares outstanding
Basic	20,917		20,917	17,670		17,670
Diluted	20,917		20,917	17,670		17,670

Adjusted EBITDA
Net earnings (loss)			$186			$(1,170)
Depreciation and amortization			703			678
Interest expense, net			95			417
Income tax expense (benefit)			98			(831)

Adjusted EBITDA			$1,082			$(906)

	September 29,	June 30,
	2012	2012
Condensed Balance Sheet Information
Current assets	$125,215	$122,286
Non-current assets	61,477	60,993

Total assets	$186,692	$183,279

Current liabilities	$47,680	$45,019
Other non current liabilities	7,350	7,374
Total equity	131,662	130,886

Total liabilities and equity	$186,692	$183,279

(a)	Adjustment in the three months ended September 29, 2012 relates to the loss on extinguishment of debt.

STATEMENT REGARDING NON-GAAP RESULTS

PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from the loss of extinguishment of debt in the three months ended September 29, 2012. Management believes that excluding this item from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.